American Patriot Financial Group, Inc. 8-K

EXHIBIT 10.2

FIRST AMENDMENT TO

COMMON STOCK PURCHASE AGREEMENT

This First Amendment to Common Stock Purchase Agreement (“Amended Agreement”), is made as of September 30, 2014, by and among Complete Financial Solutions, Inc., a Nevada corporation (“Investor”), American Patriot Bank, Greeneville, Tennessee (“Bank”), and American Patriot Financial Group, Inc., a Tennessee corporation (the “Bank Holding Company”), and amends that certain Common Stock Purchase Agreement dated June 27, 2014, between Investor, Bank, and Bank Holding Company (the “Original Agreement”).

1.          RECITALS

A.     Investor and Bank have entered into a Series A Preferred Stock Purchase Agreement of even date (the “Preferred Stock Purchase Agreement”).

B.     Concurrently with the execution of the Preferred Stock Purchase Agreement, the parties desire to enter into this Amended Agreement for the purpose of updating and amending the terms of the Original Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, THE PARTIES HERETO AGREE AS FOLLOWS:

2.          TERMS OF AMENDED AGREEMENT

2.1     Section 4.2 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“4.2    Change in Control Application. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to submit a Change in Control application within twelve (12) months following the Initial Closing, the fees and expenses of preparation of which shall be borne by Investor. After the Initial Closing, each party hereto, at the request of and without any further cost or expense to the other party, shall take any further actions reasonably necessary or desirable to consummate and make effective a Change in Control, including obtaining approval by the Federal Reserve of Investor's application submitted under Regulation Y, as well as approval by all necessary and appropriate regulatory authorities, including the FDIC and the Commissioner of TDFI. The Bank Holding Company further agrees, at the request of and without any further cost or expense to Investor, to enable Bank to take any further actions reasonably necessary or desirable to carry out the purposes of this Section 4.2.”

2.2    Section 4.5 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“4.5    Future Transactions. Within 18 months of effectiveness of a Change in Control, subject to (i) receipt of all required regulatory approvals and (ii) compliance with applicable federal and state securities laws, the parties agree to use reasonable efforts to take or cause to be taken the following actions under applicable laws and regulations:

(a)     Consolidation of Ownership. Investor and Bank Holding Company will effectuate a transaction such that upon its completion Investor will own I 00% of Bank (the “Acquisition”) and common stockholders will receive fair consideration. The final structure of the Acquisition will be determined by various relevant factors, including whether the common stock of Bank Holding Company continues to be registered under Section 12 of the Securities Exchange Act of 1934. The Acquisition may be structured as an exchange offer of Investor common stock for all the outstanding shares of common stock of Bank owned by Bank Holding Company, or by the delivery of adequate consideration to Bank Holding Company which can subsequently be distributed to shareholders in a liquidating distribution.

(b)     Redemption of Bank Holding Company Preferred Shares. Investor will either (i) offer to redeem the preferred shares of Bank Holding Company for their cash value, or (ii) provided an exemption from registration is available, give the holders of the preferred shares the option to accept Investor common shares in lieu of cash. The unregistered common shares would be provided at a discount to their then current market value.”

3.0          MISCELLANEOUS PROVISIONS

3.1    Except as otherwise amended herein, the patties ratify and affirm their respective obligations under the Original Agreement.

3.2    Capitalized terms used in this Amended Agreement without definition shall have the respective meanings set forth in the Original Agreement.

3.3    Counterparts. This Amended Agreement may be signed in one or more counterparts (by facsimile or otherwise), all of which shall be treated as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Agreement as of the date first above written.

“INVESTOR”		“BANK”

Complete Financial Solutions, Inc.		American Patriot Bank

By:	/s/Allen Ringer	By:	/s/ James Randall Hall
Name:	Allen Ringer	Name:	James Randall Hall
Title:	CEO	Title:	CEO

“BANK HOLDING COMPANY”

American Patriot Financial Group, Inc.

		By:	/s/ James Randall Hall
		Name:	James Randall Hall
		Title:	CEO